NEWS RELEASE

PAR PACIFIC HOLDINGS REPORTS FOURTH QUARTER 2018 RESULTS

HOUSTON, March 5, 2019 - Par Pacific Holdings, Inc. (NYSE: PARR) (“Par Pacific” or the “Company”) today reported its financial results for the fiscal year and quarter ended December 31, 2018.

Full-Year 2018 Highlights

•	Net Income of $39.4 million, or $0.85 per diluted share

•	Adjusted Net Income of $49.3 million, or $1.06 per diluted share

•	Adjusted EBITDA of $132.1 million

•	Record Retail segment Adjusted EBITDA

Fourth Quarter 2018 Highlights

•	Net Income of $13.9 million, or $0.30 per diluted share

•	Adjusted Net Income of $20.7 million, or $0.44 per diluted share

•	Adjusted EBITDA of $41.0 million

•	Record on-island sales of 81,300 barrels per day in Hawaii

•	Completed purchase of refining units from Island Energy Services in December

•	Announced acquisition of U.S. Oil & Refining Co.

Par Pacific reported net income of $39.4 million, or $0.85 per diluted share, for the full-year 2018, compared to net income of $72.6 million, or $1.57 per diluted share, for the full-year 2017. Adjusted Net Income in 2018 was $49.3 million, compared to Adjusted Net Income of $63.3 million for 2017. Adjusted EBITDA in 2018 was $132.1 million, compared to $140.8 million for 2017.

Par Pacific reported net income of $13.9 million, or $0.30 per diluted share, for the quarter ended December 31, 2018, compared to net income of $19.0 million, or $0.41 per diluted share, for the same quarter in 2017. Fourth quarter 2018 Adjusted Net Income was $20.7 million, compared to Adjusted Net Income of $20.6 million in the fourth quarter of 2017. Fourth quarter 2018 Adjusted EBITDA was $41.0 million, compared to Adjusted EBITDA of $33.7 million in the fourth quarter of 2017. A reconciliation of reported non-GAAP financial measures to their most directly comparable GAAP financial measures can be found in the tables accompanying this news release.

“We concluded the year with strong financial performance in the fourth quarter, led by our Hawaii refining operations and retail segment,” said William Pate, Par Pacific’s President and Chief Executive Officer. “By having successfully executed on several strategic acquisitions in the past year, we have formed an integrated downstream network in our target markets and enter 2019 positioned to realize significant earnings and free cash flow growth.”

As previously communicated, on January 11, 2019, Par Pacific completed its acquisition of U.S. Oil & Refining Co. and certain affiliated entities for an adjusted purchase price of $326.7 million. The transaction was financed with net proceeds from a combined $295 million in debt issuances, the issuance of approximately 2.4 million shares of Par Pacific common stock to the seller, and available liquidity. Par Pacific also completed its acquisition of certain crude processing units from IES Downstream, LLC (“Island Energy Services”) on December 19, 2018.

Refining
The Refining segment generated operating income of $73.3 million for the full-year 2018, compared to operating income of $86.0 million for the full-year 2017. Adjusted Gross Margin for the Refining segment in 2018 was $238.2 million, compared to $254.8 million in 2017.

Refining Adjusted EBITDA for the full-year 2018 was $91.9 million, compared to $114.1 million for the full-year 2017.

The Refining segment reported operating income of $19.7 million in the fourth quarter of 2018, compared to operating income of $23.6 million in the fourth quarter of 2017. Adjusted Gross Margin for the Refining segment was $65.4 million in the fourth quarter of 2018, compared to $64.8 million in the fourth quarter of 2017.

Refining Adjusted EBITDA was $27.9 million in the fourth quarter of 2018, compared to Refining Adjusted EBITDA of $31.0 million in the fourth quarter of 2017.

Hawaii Refinery
The 4-1-2-1 Singapore Crack Spread was $8.23/bbl in the fourth quarter of 2018, compared to $6.82/bbl in the fourth quarter of 2017. The Hawaii refinery’s throughput in the fourth quarter of 2018 was 78 thousand barrels per day (Mbpd), including thirteen days of contribution from the crude units purchased from Island Energy Services. This compares to throughput of 72 Mbpd for the same quarter in 2017. Production costs were $3.47 per throughput barrel in the fourth quarter of 2018, compared to $3.41 per throughput barrel in the same period in 2017.

Wyoming Refinery
During the fourth quarter of 2018, the Wyoming 3-2-1 Index averaged $23.97/bbl, compared to $23.79/bbl in the fourth quarter of 2017. The Wyoming refinery’s throughput was 15 Mbpd in the fourth quarter of both 2018 and 2017. Production costs were $8.47 per throughput barrel in the fourth quarter of 2018, compared to $7.46 per throughput barrel in the same period in 2017.

The Wyoming refinery’s Adjusted Gross Margin reflects a negative FIFO impact of approximately $13.7 million, or $10.05/bbl, in the fourth quarter of 2018 and $9.5 million, or $1.59/bbl, for the full-year 2018. In addition, fourth quarter 2018 results reflect the impact of the 14-day planned turnaround in October, which decreased Adjusted Gross Margin per barrel by approximately $3.5 million, or $2.57/bbl, and increased Production Cost per barrel by approximately $1.5 million, or $1.14/bbl.

Retail
The Retail segment reported operating income of $37.2 million in 2018, compared to $24.7 million in 2017. Adjusted Gross Margin for the Retail segment was $107.4 million for 2018, compared to $77.0 million in 2017.

For the full-year 2018, Retail Adjusted EBITDA was $46.2 million, compared to $31.0 million for 2017.

For the full-year 2018, the Retail segment reported fuel sales volumes of 116.7 million gallons, compared to sales volumes of 92.7 million gallons for 2017. Full-year 2018 results incorporate the Northwest Retail acquisition commencing March 23, 2018.

The Retail segment reported operating income of $13.0 million in the fourth quarter of 2018, compared to $4.1 million in the fourth quarter of 2017. Adjusted Gross Margin for the Retail segment was $32.5 million in the fourth quarter of 2018, compared to $18.2 million in the same quarter of 2017.

Retail Adjusted EBITDA was $15.5 million in the fourth quarter of 2018, compared to $6.1 million in the fourth quarter of 2017. The Retail segment reported sales volumes of 30.8 million gallons in the fourth quarter of 2018, compared to 22.9 million gallons in the same quarter of 2017.

Logistics
The Logistics segment generated operating income of $33.4 million for the full-year 2018, compared to $34.0 million for 2017. Adjusted Gross Margin for the Logistics segment was $48.0 million for the full-year 2018, compared to $55.2 million for 2017.

Adjusted EBITDA for the Logistics segment was $40.2 million for the full year in 2018 and 2017.

The Logistics segment reported operating income of $7.0 million in the fourth quarter of 2018, compared to $6.8 million in the fourth quarter of 2017. Adjusted Gross Margin for the Logistics segment was $10.8 million in the fourth quarter of 2018, compared to $10.7 million in the same quarter of 2017.

Logistics Adjusted EBITDA was $8.9 million in the fourth quarter of 2018, compared to $8.4 million in the fourth quarter of 2017.

Laramie Energy
For the full-year 2018, equity earnings from Laramie Energy, LLC (“Laramie”) were $9.5 million, compared to equity earnings of $18.4 million for 2017. Equity earnings from Laramie, excluding Par’s share of unrealized derivatives, were $10.6 million in 2018, compared to a loss of $1.2 million in 2017. Laramie’s total net income was $6.3 million in 2018, compared to $30.8 million in 2017. Laramie’s total Adjusted EBITDAX was $101.1 million in 2018, compared to $55.2 million in 2017, 83% year over year growth.

Equity earnings from Laramie in the fourth quarter of 2018 were $5.2 million, compared to $6.7 million in the fourth quarter of 2017. Equity earnings from Laramie, excluding Par’s share of unrealized derivatives, were $3.9 million in 2018, compared to $2.1 million in 2017. Laramie’s total net income was $8.1 million in the fourth quarter of 2018, compared to net income of $12.7 million in the fourth quarter of 2017. Laramie’s total Adjusted EBITDAX was $29.2 million in the fourth quarter of 2018, compared to $21.2 million in the fourth quarter of 2017. Laramie reduced its net debt to Adjusted EBITDAX from 3.1x at December 31, 2017 to 2.1x at December 31, 2018.

Laramie averaged 233 million cubic feet equivalent per day (MMcfed) of production during the fourth quarter of 2018 and exited the quarter with production of 239 MMcfed, compared to exit production of 156 MMcfed at the end of 2017, an increase of 53%. Laramie’s total PDP reserves increased from 487 billion cubic feet equivalent (Bcfe) at December 31, 2017 to 692 Bcfe at December 31, 2018, an increase of 42%, based upon the year-end reserve report under SEC parameters.

Liquidity
Net cash provided by operations totaled $90.6 million for the year ended December 31, 2018, compared to $106.5 million during the year ended December 31, 2017. At December 31, 2018, Par Pacific’s cash balance totaled $75.1 million, long-term debt totaled $392.6 million, and total liquidity was $138.8 million. Total liquidity at February 27, 2019 was approximately $144 million.

Conference Call Information
A conference call is scheduled for Wednesday, March 6, 2019 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). To access the call, please dial 1-877-404-9648 inside the U.S. or 1-412-902-0030 outside the U.S. and ask for the Par Pacific call. Please dial in at least 10 minutes early to register. The webcast may be accessed online through the Company’s website at http://www.parpacific.com on the Investor Relations page. A telephone replay will be available until March 13, 2019 and may be accessed by calling 1-877-660-6853 inside the U.S. or 1-201-612-7415 outside the U.S. and using the conference ID 13687329#.

About Par Pacific
Par Pacific Holdings, Inc. (NYSE: PARR), headquartered in Houston, Texas, owns and operates market-leading energy and infrastructure businesses.  Par Pacific’s strategy is to acquire and develop energy and infrastructure businesses in logistically-complex markets.  Par Pacific owns and operates one of the largest energy networks in Hawaii with 148,000-bpd of combined refining capacity, a logistics system supplying the major islands of the state and 91 retail locations.  In the Pacific Northwest and the Rockies, Par Pacific owns and operates 60,000-bpd of combined refining capacity, related multimodal logistics systems and 33 retail locations.  Par Pacific also owns 46% of Laramie Energy, LLC, a natural gas production company with operations and assets concentrated in Western Colorado. More information is available at www.parpacific.com.

Forward-Looking Statements
This news release (and oral statements regarding the subject matter of this news release, including those made on the conference call and webcast announced herein) includes certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements include, without limitation, statements about: expected market conditions; expected refinery throughput; anticipated capital expenditures, including major maintenance costs, and their effect on our financial and operating results, including earnings per share; anticipated retail sales volumes and on-island sales; the anticipated financial and operational results of Laramie Energy, LLC; the amount of our discounted net cash flows and the impact of our NOL carryforwards thereon; our ability to identify, acquire and operate energy, related retailing and infrastructure companies with attractive competitive positions; the timing and expected results of certain development projects, including Par Pacific’s investment in an isomerization unit and diesel hydrotreater, as well as the impact of such investments on Par Pacific’s product mix and on-island sales; anticipated synergies and other benefits of the Island Energy Services transaction and the U.S. Oil & Refining Co. transaction; the anticipated financial and operating results of the assets acquired in the Island Energy Services transaction and the U.S. Oil & Refining Co. transaction and their effect on Par Pacific’s cash flows and profitability (including free cash flow and Adjusted earnings per share); and other risks and uncertainties detailed in Par Pacific’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any other documents that Par Pacific files with the Securities and Exchange Commission (SEC). Additionally, forward looking statements are subject to certain risks, trends, and uncertainties, such as changes to financial condition and liquidity; the volatility of crude oil and refined product prices; operating disruptions at our refineries resulting from unplanned maintenance events or natural disasters; uncertainties inherent in estimating oil, natural gas and NGL reserves; environmental risks; and risks of political or regulatory changes. Par Pacific cannot provide assurances that the assumptions upon which these forward-looking statements are based will prove to have been correct. Should one of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements, and investors are cautioned not to place undue reliance on these forward-looking statements, which are current only as of this date. Par Pacific does not intend to update or revise any forward-looking statements made herein or any other forward-looking statements as a result of new information, future events or otherwise. The Company further expressly disclaims any written or oral statements made by a third party regarding the subject matter of this news release.

Contact:
Suneel Mandava
SVP, Finance
(713) 969-2136
smandava@parpacific.com

Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Revenues	$879,112	$663,062	$3,410,728	$2,443,066
Operating expenses
Cost of revenues (excluding depreciation)	770,508	569,509	3,003,116	2,054,627
Operating expense (excluding depreciation)	56,309	48,275	215,284	202,016
Depreciation, depletion, and amortization	13,638	12,141	52,642	45,989
General and administrative expense (excluding depreciation)	11,445	11,390	47,426	46,078
Acquisition and integration costs	6,804	142	10,319	395
Total operating expenses	858,704	641,457	3,328,787	2,349,105
Operating income	20,408	21,605	81,941	93,961
Other income (expense)
Interest expense and financing costs, net	(10,422)	(6,132)	(39,768)	(31,632)
Debt extinguishment and commitment costs	(4,224)	(6,829)	(4,224)	(8,633)
Other income, net	185	25	1,046	911
Change in value of common stock warrants	2,197	537	1,801	(1,674)
Change in value of contingent consideration	—	—	(10,500)	—
Equity earnings (losses) from Laramie Energy, LLC	5,190	6,718	9,464	18,369
Total other income (expense), net	(7,074)	(5,681)	(42,181)	(22,659)
Income before income taxes	13,334	15,924	39,760	71,302
Income tax benefit (expense)	552	3,081	(333)	1,319
Net income	$13,886	$19,005	$39,427	$72,621

Weighted-average shares outstanding
Basic	46,381	45,596	45,726	45,543
Diluted	46,409	45,689	45,755	45,583

Income per share
Basic	$0.30	$0.41	$0.85	$1.58
Diluted	$0.30	$0.41	$0.85	$1.57
Balance Sheet Data
(Unaudited)
(in thousands)

	December 31, 2018	December 31, 2017
Balance Sheet Data
Cash and cash equivalents	$75,076	$118,333
Working capital (1)	4,348	14,259
Debt, including current portion	392,640	384,812
Total stockholders’ equity	512,329	447,719
________________________________________

(1)	Working capital is calculated as (i) total current assets, excluding cash and cash equivalents less (ii) total current liabilities, excluding current portion of long-term debt.

Operating Statistics
The following table summarizes certain operational data:

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Total Refining Segment
Feedstocks Throughput (Mbpd)	92.8	86.7	91.3	89.2
Refined product sales volume (Mbpd)	103.4	89.6	100.3	90.7

Hawaii Refinery
Feedstocks Throughput (Mbpd)	78.0	71.7	74.9	73.7
Source of Crude Oil:
North America	50.1%	22.0%	35.0%	23.8%
Asia	13.8%	19.6%	20.6%	23.1%
Africa	31.7%	30.2%	32.4%	24.9%
Latin America	4.0%	—%	1.0%	0.1%
Middle East	0.4%	28.2%	11.0%	28.1%
Total	100.0%	100.0%	100.0%	100.0%

Yield (% of total throughput)
Gasoline and gasoline blendstocks	26.1%	27.7%	27.1%	27.8%
Distillate	44.8%	51.8%	47.4%	48.2%
Fuel oils	22.1%	14.3%	17.8%	15.7%
Other products	3.6%	2.8%	4.5%	5.0%
Total yield	96.6%	96.6%	96.8%	96.7%

Refined product sales volume (Mbpd)
On-island sales volume	81.3	66.9	74.6	63.3
Exports sale volume	6.5	7.8	9.0	11.4
Total refined product sales volume	87.8	74.7	83.6	74.7

4-1-2-1 Singapore Crack Spread ($ per barrel) (1)	$8.23	$6.82	$7.22	$7.18
Operating income per bbl ($/throughput bbl)	2.91	2.35	1.46	2.13
Adjusted Gross Margin per bbl ($/throughput bbl) (2)	7.03	6.54	5.37	6.43
Production costs per bbl ($/throughput bbl) (3)	3.47	3.41	3.65	3.60
DD&A per bbl ($/throughput bbl)	0.64	0.64	0.66	0.64

Wyoming Refinery
Feedstocks Throughput (Mbpd)	14.8	15.0	16.4	15.5

Yield (% of total throughput)
Gasoline and gasoline blendstocks	52.7%	54.5%	49.5%	51.9%
Distillate	43.6%	41.0%	45.8%	42.8%
Fuel oils	1.0%	1.5%	1.6%	2.2%
Other products	0.5%	0.8%	0.8%	0.8%
Total yield	97.8%	97.8%	97.7%	97.7%

Refined product sales volume (Mbpd)	15.6	14.9	16.7	16.0

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Wyoming Refinery (continued)
Wyoming 3-2-1 Index ($ per barrel) (4)	$23.97	$23.79	$22.69	$21.80
Operating income (loss) per bbl ($/throughput bbl)	(0.91)	5.88	5.57	5.09
Adjusted Gross Margin per bbl ($/throughput bbl) (2)	10.95	15.70	15.29	14.46
Production costs per bbl ($/throughput bbl) (3)	8.47	7.46	7.06	7.18
DD&A per bbl ($/throughput bbl)	2.75	2.36	2.39	2.19

Retail Segment
Retail sales volumes (thousands of gallons) (5)	30,818	22,871	116,715	92,739

Logistics Segment
Pipeline throughput (Mbpd)
Crude oil pipelines	80.2	80.3	86.2	85.0
Refined product pipelines	85.1	89.5	84.6	87.4
Total pipeline throughput	165.3	169.8	170.8	172.4
________________________________________

(1)
The profitability of our Hawaii business is heavily influenced by crack spreads in the Singapore market. This market reflects the closest liquid market alternative to source refined products for Hawaii. We believe the 4-1-2-1 Singapore crack spread (or four barrels of Brent crude converted into one barrel of gasoline, two barrels of distillate (diesel and jet fuel) and one barrel of fuel oil) best reflects a market indicator for our Hawaii refinery operations. The previously reported 4-1-2-1 Mid Pacific crack spread was calculated using a ratio of 80% Singapore and 20% San Francisco indexes. We have revised key operating statistics for the years ended December 31, 2017 and 2016 to conform to the current period presentation. Beginning in the fourth quarter of 2018, we have also excluded the Mid Pacific Crude Oil Differential from our key operating statistics as we believe this metric no longer provides a consistent and reasonable market indicator for crude purchases differentials given the unique geographical locations of our Hawaii business and the variability of our crude slate.

(2)	Please see discussion of Adjusted Gross Margin below. We calculate Adjusted Gross Margin per barrel by dividing Adjusted Gross Margin by total refining throughput.

(3)
Management uses production costs per barrel to evaluate performance and compare efficiency to other companies in the industry. There are a variety of ways to calculate production costs per barrel; different companies within the industry calculate it in different ways. We calculate production costs per barrel by dividing all direct production costs, which include the costs to run the refineries including personnel costs, repair and maintenance costs, insurance, utilities and other miscellaneous costs, by total refining throughput. Our production costs are included in Operating expense (excluding depreciation) on our consolidated statement of operations, which also includes costs related to our bulk marketing operations.

(4)
The profitability of our Wyoming refinery is heavily influenced by crack spreads in nearby markets. We believe the Wyoming 3-2-1 Index is the best market indicator for our operations in Wyoming. The Wyoming 3-2-1 Index is computed by taking two parts gasoline and one part distillate (ultra-low sulfur diesel) as created from three barrels of West Texas Intermediate Crude. Pricing is based 50% on applicable product pricing in Rapid City, South Dakota, and 50% on applicable product pricing in Denver, Colorado.

(5)
Retail sales volumes for the three months and year ended December 31, 2018, include the 92 days and 284 days of retail sales volumes from Northwest Retail from the acquisition date of March 23, 2018 through December 31, 2018, respectively.

Non-GAAP Performance Measures
Management uses certain financial measures to evaluate our operating performance that are considered non-GAAP financial measures. These measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP and our calculations thereof may not be comparable to similarly titled measures reported by other companies.
Adjusted Gross Margin
Adjusted Gross Margin is defined as (i) operating income (loss) plus operating expense (excluding depreciation), impairment expense, inventory valuation adjustments (which adjusts for timing differences to reflect the economics of our inventory financing agreements, including lower of cost or net realizable value adjustments, the impact of the embedded derivative repurchase obligation, and purchase price allocation adjustments), depreciation, depletion, and amortization (“DD&A”), RINs loss in excess of net obligation (see definition below), and unrealized losses (gains) on derivatives or (ii) revenues less cost of revenues (excluding depreciation) plus inventory valuation adjustments and unrealized losses (gains) on derivatives. We define cost of revenues (excluding depreciation) as the hydrocarbon-related costs of inventory sold, transportation costs of delivering product to customers, crude oil consumed in the refining process, costs to satisfy our Renewable Identification Numbers (“RINs”) obligations, and certain hydrocarbon fees and taxes. Cost of revenues (excluding depreciation) also includes the unrealized gains (losses) on derivatives and inventory valuation adjustments that we exclude from Adjusted Gross Margin.
Beginning in 2018, Adjusted Net Income (loss) excludes RINs losses recorded in excess of our net RINs obligation (“RINs loss in excess of net obligation”). Our RINs obligations to comply with RFS are recorded as liabilities and measured at fair value as of the end of the reporting period. Our RINs assets, which include RINS purchased in on the open market and RINs generated by blending biofuels as part of our refining process, are stated at the lower of cost or net realizable value (NRV) as of the end of the reporting period. During periods of rising RINs market prices, we recognize unrealized losses associated with the increase in the fair value of our RINs liabilities. We do not adjust the carrying value of our RINs assets because such assets are stated at the lower of cost or NRV under GAAP. This adjustment represents the income statement effect of reflecting our RINs liability on a net basis, as the settlement of any open obligation would first be offset by RINs assets rather than purchasing such RINs obligations at market prices. We have recast the non-GAAP information for the three months and year ended December 31, 2017 to conform to the current period presentation.
Management believes Adjusted Gross Margin is an important measure of operating performance and uses Adjusted Gross Margin per barrel to evaluate operating performance and compare profitability to other companies in the industry and to industry benchmarks. Management believes Adjusted Gross Margin provides useful information to investors because it eliminates the gross impact of volatile commodity prices and adjusts for certain non-cash items and timing differences created by our inventory financing agreements and lower of cost or net realizable value adjustments to demonstrate the earnings potential of the business before other fixed and variable costs, which are reported separately in Operating expense (excluding depreciation) and Depreciation, depletion, and amortization.
Adjusted Gross Margin should not be considered an alternative to operating income (loss), net cash flows from operating activities, or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted Gross Margin presented by other companies may not be comparable to our presentation since each company may define this term differently as they may include other manufacturing costs and depreciation expense in cost of revenues.
The following tables present a reconciliation of Adjusted Gross Margin to the most directly comparable GAAP financial measure, operating income (loss), on a historical basis, for selected segments, for the periods indicated (in thousands):

Three months ended December 31, 2018	Refining	Logistics	Retail
Operating income	$19,676	$6,987	$12,987
Operating expense (excluding depreciation)	37,458	1,912	16,943
Depreciation, depletion, and amortization	8,310	1,891	2,521
Inventory valuation adjustment	3,159	—	—
RINs loss in excess of net obligation	3,136	—	—
Unrealized loss (gain) on derivatives	(6,346)	—	—
Adjusted Gross Margin (1)	$65,393	$10,790	$32,451

Three months ended December 31, 2017	Refining	Logistics	Retail
Operating income	$23,627	$6,807	$4,111
Operating expense (excluding depreciation)	33,828	2,335	12,112
Depreciation, depletion, and amortization	7,510	1,553	1,961
Inventory valuation adjustment	528	—	—
RINs loss in excess of net obligation	—	—	—
Unrealized loss (gain) on derivatives	(702)	—	—
Adjusted Gross Margin (1)	$64,791	$10,695	$18,184

Year Ended December 31, 2018	Refining	Logistics	Retail
Operating income	$73,269	$33,389	$37,232
Operating expense (excluding depreciation)	146,320	7,782	61,182
Depreciation, depletion, and amortization	32,483	6,860	8,962
Inventory valuation adjustment	(16,875)	—	—
RINs loss in excess of net obligation	4,544	—	—
Unrealized loss (gain) on derivatives	(1,497)	—	—
Adjusted Gross Margin (1)	$238,244	$48,031	$107,376

Year Ended December 31, 2017	Refining	Logistics	Retail
Operating income	$86,016	$33,993	$24,700
Operating expense (excluding depreciation)	141,065	15,010	45,941
Depreciation, depletion, and amortization	29,753	6,166	6,338
Inventory valuation adjustment	(1,461)	—	—
RINs loss in excess of net obligation	—	—	—
Unrealized loss (gain) on derivatives	(623)	—	—
Adjusted Gross Margin (1)	$254,750	$55,169	$76,979
_______________________________
(1) For the three months and years ended December 31, 2018, and 2017, there was no impairment expense.

Adjusted Net Income (Loss) and Adjusted EBITDA
Adjusted Net Income (Loss) is defined as Net income (loss) excluding changes in the value of contingent consideration and common stock warrants, acquisition and integration costs, unrealized (gains) losses on derivatives, loss on termination of financing agreements, release of tax valuation allowance, inventory valuation adjustment, severance costs, impairment expense, (gain) loss on sale of assets. Beginning in 2018, Adjusted Net Income (Loss) also excludes Par’s share of Laramie Energy’s unrealized loss (gain) on derivatives and RINs loss in excess of net obligation (as defined in the Adjusted Gross Margin section above). The exclusion of Par’s share of Laramie Energy’s unrealized loss (gain) on derivatives from Adjusted Net Income (Loss) is consistent with our treatment of Par’s unrealized (gains) losses on derivatives, which are also excluded from Adjusted Net Income (Loss).
Adjusted EBITDA is Adjusted Net Income (Loss) excluding interest expense and financing costs, taxes, DD&A, and beginning in 2018 equity losses (earnings) from Laramie Energy, excluding Par’s share of Laramie’s unrealized loss (gain) on derivatives.We have recast the non-GAAP information for the three months and year ended December 31, 2017 to conform to the current period presentation.
We believe Adjusted Net Income (Loss) and Adjusted EBITDA are useful supplemental financial measures that allow investors to assess:

•	The financial performance of our assets without regard to financing methods, capital structure, or historical cost basis;

•	The ability of our assets to generate cash to pay interest on our indebtedness; and

•	Our operating performance and return on invested capital as compared to other companies without regard to financing methods and capital structure.
Adjusted Net Income (Loss) and Adjusted EBITDA should not be considered in isolation, or as a substitute for, operating income (loss), net income (loss), cash flows provided by operating, investing, and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. Adjusted Net Income (Loss) and Adjusted EBITDA presented by other companies may not be comparable to our presentation as other companies may define these terms differently.
The following table presents a reconciliation of Adjusted Net Income (Loss) and Adjusted EBITDA to the most directly comparable GAAP financial measure, net income (loss), on a historical basis for the periods indicated (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Net income	$13,886	$19,005	$39,427	$72,621
Inventory valuation adjustment	3,159	528	(16,875)	(1,461)
RINs loss in excess of net obligation	3,136	—	4,544	—
Unrealized loss (gain) on derivatives	(6,346)	(702)	(1,497)	(623)
Acquisition and integration costs	6,804	142	10,319	395
Debt extinguishment and commitment costs	4,224	6,829	4,224	8,633
Release of tax valuation allowance (1)	(660)	—	(660)	—
Change in value of common stock warrants	(2,197)	(537)	(1,801)	1,674
Change in value of contingent consideration	—	—	10,500	—
Severance costs	—	—	—	1,595
Par’s share of Laramie Energy’s unrealized loss (gain) on derivatives (1)	(1,282)	(4,654)	1,158	(19,568)
Adjusted Net Income (2)	20,724	20,611	49,339	63,266
Depreciation, depletion, and amortization	13,638	12,141	52,642	45,989
Interest expense and financing costs, net	10,422	6,132	39,768	31,632
Equity losses (earnings) from Laramie Energy, LLC, excluding Par’s share of unrealized loss (gain) on derivatives	(3,908)	(2,064)	(10,622)	1,199
Income tax expense (benefit)	108	(3,081)	993	(1,319)
Adjusted EBITDA	$40,984	$33,739	$132,120	$140,767
________________________________________

(1)	Included in Equity earnings from Laramie Energy, LLC on our Condensed Consolidated Statements of Operations.

(2)	For the years ended December 31, 2018 and 2017, there was no impairment expense, or (gain) loss on sale of assets.
The following table sets forth the computation of basic and diluted Adjusted Net Income (Loss) per share (in thousands, except per share amounts):

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Adjusted Net Income	$20,724	$20,611	$49,339	$63,266
Undistributed Adjusted Net Income allocated to participating securities (1)	284	319	695	765
Adjusted Net Income attributable to common stockholders	20,440	20,292	48,644	62,501
Plus: effect of convertible securities	2,722	2,595	—	—
Numerator for diluted income per common share	$23,162	$22,887	$48,644	$62,501

Basic weighted-average common stock shares outstanding	46,381	45,596	45,726	45,543
Add dilutive effects of common stock equivalents	6,417	6,482	29	40
Diluted weighted-average common stock shares outstanding	52,798	52,078	45,755	45,583

Basic Adjusted Net Income per common share	$0.44	$0.45	$1.06	$1.37
Diluted Adjusted Net Income per common share	$0.44	$0.44	$1.06	$1.37
________________________________________

(1)	Participating securities include restricted stock that has been issued but has not yet vested.

Adjusted EBITDA by Segment
Adjusted EBITDA by segment is defined as Operating income (loss) by segment excluding depreciation, depletion, and amortization expense, inventory valuation adjustment, unrealized loss (gain) on derivatives, and severance costs. Beginning in 2018, Adjusted EBITDA by segment also excludes RINs loss in excess of net obligation (as defined in the Adjusted Gross Margin section above). We have recast the non-GAAP information for the three months and year ended December 31, 2017 to conform to the current period presentation.
We believe Adjusted EBITDA by segment is a useful supplemental financial measure to evaluate the economic performance of our segments without regard to financing methods, capital structure, or historical cost basis. The following table presents a reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure, operating income (loss), on a historical basis, for selected segments, for the periods indicated (in thousands):

	Three Months Ended December 31, 2018
	Refining	Logistics	Retail
Operating income by segment	$19,676	$6,987	$12,987
Depreciation, depletion, and amortization	8,310	1,891	2,521
Inventory valuation adjustment	3,159	—	—
RINs loss in excess of net obligation	3,136	—	—
Unrealized loss (gain) on derivatives	(6,346)	—	—
Adjusted EBITDA (1)	$27,935	$8,878	$15,508

	Three Months Ended December 31, 2017
	Refining	Logistics	Retail
Operating income by segment	$23,627	$6,807	$4,111
Depreciation, depletion, and amortization	7,510	1,553	1,961
Inventory valuation adjustment	528	—	—
RINs loss in excess of net obligation	—	—	—
Unrealized loss (gain) on derivatives	(702)	—	—
Adjusted EBITDA (1)	$30,963	$8,360	$6,072

	Year Ended December 31, 2018
	Refining	Logistics	Retail
Operating income by segment	$73,269	$33,389	$37,232
Depreciation, depletion and amortization	32,483	6,860	8,962
Inventory valuation adjustment	(16,875)	—	—
RINs loss in excess of net obligation	4,544	—	—
Unrealized loss (gain) on derivatives	(1,497)	—	—
Adjusted EBITDA (1)	$91,924	$40,249	$46,194

	Year Ended December 31, 2017
	Refining	Logistics	Retail
Operating income by segment	$86,016	$33,993	$24,700
Depreciation, depletion and amortization	29,753	6,166	6,338
Inventory valuation adjustment	(1,461)	—	—
RINs loss in excess of net obligation	—	—	—
Unrealized loss (gain) on derivatives	(623)	—	—
Severance costs	395	—	—
Adjusted EBITDA	$114,080	$40,159	$31,038
________________________________________

(1)	There were no severance costs for the three months ended December 31, 2018 or for the years ended December 31, 2018 and 2017.

Laramie Energy Adjusted EBITDAX
Adjusted EBITDAX is defined as net income (loss) excluding commodity derivative loss (gain), losses on settled derivative instruments, interest expense, non-cash preferred dividend, depreciation, depletion, amortization, and accretion, exploration and geological and geographical expense, bonus accrual, equity-based compensation expense, loss (gain) on disposal of assets, pipeline (payment) deficiency accrual, and expired acreage (non-cash). We believe Adjusted EBITDAX is a useful supplemental financial measure to evaluate the economic and operational performance of exploration and production companies such as Laramie Energy.
The following table presents a reconciliation of Laramie Energy’s Adjusted EBITDAX to the most directly comparable GAAP financial measure, net income (loss) for the periods indicated (in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Net income	$8,054	$12,735	$6,347	$30,837
Commodity derivative loss (gain)	9,973	(9,236)	13,571	(35,531)
Losses on settled derivative instruments	(12,613)	(1,765)	(9,509)	(10,710)
Interest expense	2,966	1,730	9,726	5,954
Non-cash preferred dividend	1,234	1,097	4,689	4,166
Depreciation, depletion, amortization, and accretion	14,547	12,459	68,961	52,091
Exploration and geological and geographical expense	75	107	351	421
Bonus accrual	862	416	554	105
Equity based compensation expense	71	1,187	3,248	6,195
Loss (gain) on disposal of assets	—	(152)	(809)	(50)
Pipeline (payment) deficiency accrual	1,167	1,178	(11)	(254)
Expired acreage (non-cash)	2,886	1,402	4,019	1,937
Total Adjusted EBITDAX	$29,222	$21,158	$101,137	$55,159